                                                                      Exhibit 12



             INTEGRATED ELECTRICAL SERVICES, INC., AND SUBSIDIARIES
                       RATIO OF EARNINGS TO FIXED CHARGES
                            (IN THOUSANDS OF DOLLARS)

                                            YEAR ENDED SEPTEMBER 30,
                              ---------------------------------------------------
                               1999       2000       2001       2002       2003
                              -------    -------    -------    -------    -------
CONSOLIDATED
Earnings:
  Income before income
   taxes and cumulative
   effect of change in
   accounting principle ..    $83,455    $42,799    $54,381    $16,108    $28,609
  Fixed charges ..........     14,772     25,925     29,631     30,006     28,945
                              -------    -------    -------    -------    -------
                              $98,227    $68,724    $84,012    $46,114    $57,554
                              =======    =======    =======    =======    =======
Fixed Charges:
  Interest expense .......    $13,145    $23,230    $26,053    $26,702    $25,744
  Portion of rental cost
   representing interest .      1,627      2,695      3,578      3,304      3,201
                              -------    -------    -------    -------    -------
                              $14,772    $25,925    $29,631    $30,006    $28,945
                              =======    =======    =======    =======    =======
Ratio of Earnings to
 Fixed Charges ...........        6.6        2.7        2.8        1.5        2.0
                              =======    =======    =======    =======    =======